Exhibit 99.1

NEWS RELEASE

CONTACT:

Eric DeRitis

AMD Global Communications

408-749-2919

eric.deritis@amd.com

Mike Haase

AMD Investor Relations

408-749-3124

mike.haase@amd.com

ADVANCED MICRO DEVICES, INC. ANNOUNCES REDEMPTION

OF 4.50% CONVERTIBLE SENIOR NOTES DUE 2007

SUNNYVALE, Calif. – October 27, 2005 – Advanced Micro Devices, Inc. (AMD) announced today that it will redeem all outstanding principal amount of its 4.50% Convertible Senior Notes due 2007 (the “Notes”) (as of October 26, 2005, approximately $200 million) on December 5, 2005. The notice of redemption was mailed to the holders of the Notes on October 27, 2005.

Questions regarding the redemption should be directed to The Bank of New York, the trustee under the indenture governing the Notes, at The Bank of New York, Corporate Trust Division, 101 Barclay Street, 8W, New York, NY 10286.

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